EXHIBIT 5

Briggs and Morgan

Professional Association

2200 IDS Center

Minneapolis, MN  55402

(612) 977-8400

August 26, 2010

Granite City Food & Brewery Ltd.

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota 55416

Re:                            Granite City Food & Brewery Ltd.

Registration Statement on Form S-8

Amended and Restated Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 656,710 additional shares of common stock to be issued under the Granite City Food & Brewery Ltd. Amended and Restated Equity Incentive Plan (the “Plan”), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the Plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Granite City Food & Brewery Ltd.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/BRIGGS AND MORGAN,
Professional Association